Exhibit 99.1

                                 ADDENDUM NO. 6


            This Addendum No. 6, effective as of December 31, 2003, by and between Universal Insurance Holdings, Incorporated (formerly Universal Heights, Inc.) (hereinafter the "Company"), and Bradley I. Meier ("Employee"), modifies and amends the existing employment agreement ("Agreement") and adopts all prior Addenda thereto ("Prior Addenda") between the Company and the Employee, and amends provisions of the Agreement and the Addenda only in respect of the matters set forth herein, and otherwise the Agreement and Prior Addenda remain in full force and effect as if this Addendum No. 6 had not been executed:

            I. In respect of the parties to the Agreement and Prior Addenda, Universal Insurance Holdings, Incorporated is the now legal name of Universal Heights, Inc., the name change having occurred on December 26, 2001, and all reference in the Agreement and Prior Addenda to Universal Heights, Inc., shall now apply with equal force of law to Universal Insurance Holdings, Incorporated.

            II. In respect of "Article 2." of the Agreement entitled "Term," the "Expiration Date" defined therein is hereby modified and changed to December 31, 2008.
            III. In respect of "Article 6." of the Agreement entitled "Compensation," the first subsection (a) entitled "Base Salary" is modified as follows: "the Employee shall receive for the 2004 calendar year an additional twenty (20%) percent increase in his base compensation, which calculation shall be made as of the 2003 gross salary compensation (which 2003 compensation reflects the base compensation set forth in the Agreement, plus all cumulative increases given through the end of calendar year 2003). In respect of the 2004 calendar year twenty (20%) percent increase in salary, same shall be paid in cash, or shares of the common stock of the Company, or in any combination of the foregoing as determined at the election of the Employee, and as to any portion to be paid in shares of stock, the number of shares to be issued to Employee shall be determined by multiplying the dollar amount of the increase in salary, times one half of the closing price of the shares of the Company's stock at the close of trading in the market where the Company's shares are traded, on the day before the increase is to be effective. In respect of calendar years 2005 through 2008, a likewise increase in base compensation for each calendar year shall be given to Employee, following the same formula as set forth above for calendar year 2004. The election by the Employee to be paid in cash, shares of stock, or some combination thereof, shall be an annual election to be made in each year of the Term of the Agreement, and the Employee must make the annual election before ninety (90) days elapse from the date that the annual increase is to be effective, and lacking any specific election, the increase shall be paid in cash. The failure to make a specific election in any year of the Term of this Agreement, shall not effect the right of the Employee to make such an election in future years of the Term of this Agreement. The foregoing shall be in addition to and does not in any way effect the provisions of Addendum No. 5, which addendum No.5. continues in full force and effect and which in part states "In respect of `Article 6.' of the Agreement entitled `Compensation,' the Employee shall have the right to elect to be paid any or all of his Compensation in common stock or other equities of the Company" ("Company Stock"), including but not limited to vacation pay, increase(s) from base compensation, base compensation or any bonus or additional compensation." (Emphasis added).

            IV. In the event of the termination of this Agreement by the Company, then the Employee shall be entitled to two (2) years severance payment of his Compensation, and all of the Fringe Benefits then payable and/or provided to Employee under the Agreement, as of the day before the termination.

            IN WITNESS WHEREOF, this Addendum No. 6 has been signed and executed as of January 1, 2004, on this 21st day of April, 2004.

                 UNIVERSAL INSURANCE HOLDINGS, INCORPORATED

                 By:   /s/ Norman M. Meier, Director        Date: April 21, 2004
                    ---------------------------------
                       Director

                 /s/ Bradley I. Meier
                 ------------------------------
                 Bradley I. Meier - Employee